Exhibit 10.23

April 23, 2012

By Hand

Steven Smoot

7220 New Forest Lane

Wake Forest, NC 27587

Dear Steve:

The purpose of this letter (the “Agreement”) is to confirm the agreement between you, AGY Holding Corp. (the “Company”) and KAGY Holding Company, Inc. (the “Parent”) concerning the period of your remaining employment and your separation from employment. Reference is made to the Employment Offer Letter between you and KAGY Holdings, Inc. dated as of May 4, 2010 (the “Employment Agreement”) and the Parent Severance Plan dated as of April 7, 2006 (the “Severance Plan”). All capitalized terms used in this letter will have the meaning ascribed to them in the Employment Agreement or Severance Plan, as applicable, unless otherwise expressly provided herein.

1. Transition Period & Amendment to Employment Agreement.

(a) From the date of this Agreement until the date you separate from employment with the Company (the “Separation Date”), which shall be no later than April 30, 2012, you will continue to be employed by the Company in a non-executive transitional role (the “Transition Period”). During the Transition Period, you will perform such transitional duties as are expressly assigned to you by the Interim Chief Executive Officer of the Company. Your transitional duties will include, without limitation, assisting with the transition of the Interim Chief Financial Officer of the Company. The Company will continue to pay you your salary, at your current base rate of pay of Two Hundred and Thirty-One Thousand Seven Hundred and Fifty Dollars ($231,750) per year (the “Base Salary”), and in accordance with the regular payroll practices of the Company, during the Transition Period. Your eligibility to participate in the Company’s benefits plans shall be unchanged while you are employed during the Transition Period. For the avoidance of doubt, your employment with any of the Company’s Affiliates will terminate as of the Separation Date.

(b) The Company may terminate your employment at any time during the Transition Period upon notice to you; provided, if any such termination by the Company is other than for Cause, the Company will nonetheless provide you with the severance benefits described in paragraph 2 below.

(c) The Employment Agreement is hereby amended by adding the following sentence to the end of the paragraph entitled “Severance Plan”:

“Notwithstanding the provisions of the Severance Plan, the first payment of any amounts due to you under Section 3.1(a) or Section 3.1(c) of the Severance Plan, which will include all amounts accrued to date, will be made on the 60th calendar day following the Separation Date. The remaining payments will be made in equal installments during each subsequent month of the twelve-month period following the date your employment terminates.”

2. Final Wages. On or before the next regular payday following the Separation Date, you will receive pay, at your final base rate of pay, for all work performed for the Company and any of its Affiliates from the end of the last payroll period through the Separation Date, to the extent not previously paid.

3. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your fully meeting your obligations under it, and your execution and return to the Company, on or after the Separation Date, of the release of claims attached hereto as Exhibit A (the “Release”), and in full satisfaction of any rights you may have under the Employment Agreement and/or Severance Plan, the Company will provide you with the following pay and benefits (provided that your employment has not been terminated for Cause):

(a) The Company will continue to pay you your Base Salary for a period of twelve (12) months following the Separation Date (the “Severance Pay Period”). Payments will be made in equal monthly installments during the twelve (12) month period following the Separation Date (the “Severance Pay Period”); provided, however, that the first payment, which will include all amounts accrued to date, will be made on the sixtieth (60th) calendar day following the Separation Date.

(b) The Company will pay you a total amount equal to Sixty-four Thousand Eight Hundred and Ninety Dollars ($64,890), which amount represents thirty-five percent (35%) of your potential maximum annual bonus (the “Severance Bonus”). The Severance Bonus will be paid in equal monthly installments during the Severance Pay Period; provided, however, that the first payment, which will include all amounts accrued to date, will be made on the sixtieth (60th) calendar day following the Separation Date.

(c) If you are enrolled in the Company’s medical, dental and vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law commonly known as “COBRA.” The Company will provide you, under separate cover, with additional information concerning your COBRA rights, which are available to you whether or not you sign this Agreement. If you elect coverage under COBRA by signing and returning the COBRA election form no later than the date you are required to sign and return this Agreement, then, until the earlier to occur of (i) the conclusion of the Severance Pay Period and (ii) the date you obtain comparable insurance coverage from a subsequent employer, provided you remain eligible for coverage under COBRA and Company plans, you will pay the full monthly premium cost for such coverage and the Company will pay you a cash amount equal, on an after-tax to you basis, to the monthly premium cost of your coverage and that of your eligible dependents under the Company’s medical, dental and vision plans as of the Separation Date. The Company shall make such payments to you on the first regular Company payday of each month, commencing with the month immediately following the Separation Date, provided that the first payment shall be made on the next regular Company payday which is at least five (5) business days following the later of the effective date of this Agreement or the date this Agreement, signed by you, is received by the Company. To be eligible for these payments, however, you must notify the Company immediately if you begin new employment during the period when the Company is making such payments. Notwithstanding the foregoing, if the payment by the Company of the payments described herein will subject or expose the Company to taxes or penalties, you and the

Company agree to renegotiate the provisions of this paragraph 3(c) in good faith and enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and you will be provided with payments or benefits with an economic value that is no less than the economic value of the payments described herein.

(d) The Company will pay you the following amounts, subject to your provision of such reasonable substantiation and documentation as the Company may request, in relation to the prior purchase and future sale of a residential building lot in Aiken County, SC which you have purchased in an effort to relocate to Aiken, South Carolina under the terms of your Employment Agreement: (i) $3,354.70 in reimbursement of closing costs incurred at the time of lot purchase to be paid in a lump sum on the sixtieth (60th) calendar day following the Separation Date; (ii) the amount of sales commission incurred with respect to the sale of the lot, not to exceed $6,392.00, to be paid at the later of (A) the sixtieth (60th) calendar day following the Separation Date, or (B) the date which is thirty (30) calendar days from the closing date of the lot sale as documented by a copy of the closing statement; and (iii) the amount that the net sales price for the lot is less than the original purchase price paid by you, not to exceed $15,000, to be paid at the later of (A) the sixtieth (60th) calendar day following the Separation Date, or (B) the date which is thirty (30) calendar days from the closing date of the lot sale as documented by a copy of the closing statement.

(e) The Company will reimburse you for legal expenses incurred in the negotiation of this Separation Agreement, not to exceed $6,500, to be paid upon presentment of an invoice from your counsel.

4. Acknowledgement of Full Payment, Status of Benefits and Tax Withholding. You acknowledge and agree that the payments provided under paragraphs 1, 2, and 3 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, or any of its Affiliates, whether for services provided, under the Employment Agreement or Severance Plan, or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you. Except as otherwise expressly provided in paragraph 3(c), your participation in all employee benefit plans and programs of the Company will end as of the Separation Date, in accordance with the terms of those plans and programs. You will not continue to earn vacation or other paid time off after the Separation Date. All payments made by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law.

5. Stock Options. You currently hold an option to purchase 70,000 shares of common stock of the Parent (the “Option”), pursuant to the terms of the Parent’s 2006 Stock Option Plan (the “Plan”) and your option award (your “Option Award”). The Option is vested as to 11,666 shares subject to the Option (the “Vested Option”). The remaining portion of the Option is unvested and, in accordance with the terms of the Plan and your Option Award, will be forfeited and terminated without the payment of any consideration therefor effective as of the Separation Date. In consideration of the payments and benefits provided to you under this Agreement, you agree to forfeit the Vested Option as of the date hereof, without payment of any consideration therefor.

6. Return of Documents and Other Property. In signing this Agreement, you represent and warrant that you will return to the Company, on or before the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you will not retain copies of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company and any of its Affiliates will end as of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system, after such date. Further, you acknowledge that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

7. Confidentiality, Non-Solicitation, Non-Competition and Non-Disparagement.

(a) You hereby affirm your obligations under the Confidentiality, Non-Solicitation and Non-Competition Agreement between you and the Parent, dated as of May 17, 2010 (the “Employee Agreement”).

(b) You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(c) You also agree that you will never disparage or criticize the Company, or its Affiliates, or their business, management or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm their interests or reputation. Similarly, the Company and any of its Affiliates shall instruct their executive officers and directors to refrain from making any disparaging or critical comments regarding you in any respect to third parties. These obligations shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

8. Release of Claims.

(a) The Company and the Parent want to be certain that this Agreement will resolve any and all concerns that you might have and therefore requests that yon carefully consider the terms of this Agreement, including the release of claims set forth below. This Agreement, which includes the release of claims, creates legally-binding obligations and the Company and Parent therefore advise you to consult an attorney before you sign this Agreement.

(b) In exchange for the transitional employment and special severance pay and benefits provided to you under this Agreement, and for other good and valuable consideration not otherwise due to you, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers benefit Protection Act, the Employee Retirement Income Security Act, the fair employment practices statutes of the state or states in which you have provided services to the Company, and/or any other federal, state or local law, regulation or other requirement, each as amended from time to time (all of the foregoing causes of action, rights and claims, collectively, “Claims”), and you hereby release and forever discharge the Company and all of its past, present and future Affiliates, officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them both individually and in their official capacities, from any and all such Claims.

(c) Excluded from the scope of this release of claims are any rights I have: (i) under this Agreement which become due and payable or otherwise arise after the effective date of this Agreement, (ii) to benefits accrued but not heretofore paid under any employee benefit plan of the Company, (iii) to indemnification under any agreement between me and the Company or pursuant to applicable law, and (iv) under any directors and officers, fiduciary or similar liability insurance.

9. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you, the Company and the Parent, and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, excluding only the Employee Agreement and your Option Award solely as to the Vested Option, both of which shall continue in full force and effect subject to the terms hereof.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company and the Parent. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c) In signing this Agreement, you give the Company and the Parent assurance that you have had a full and reasonable opportunity to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 7(b) above; that you have read and understood all of those terms; that your acceptance of this Agreement is freely and voluntarily given; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(d) The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement.

If the terms of this Agreement are acceptable to you, please sign and return it to Richard Jenkins, Interim Chief Executive Officer no later than twenty-one (21) days from the date you receive it. You may revoke this Agreement at any time during the seven (7) day period immediately following the date of your signing by notifying Mr. Jenkins in writing of your revocation within that period. If you do not timely revoke this Agreement, then, at the expiration of the seven (7) day period, this Agreement shall take effect as a legally binding agreement among you, the Company and the Parent on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

[SIGNATURE PAGE TO FOLLOW]

Sincerely,

KAGY HOLDING COMPANY, INC.

By:	/s/ Richard Jenkins
Name:	Richard Jenkins
Title:	Interim Chief Executive Officer

AGY HOLDING CORP.

By:	/s/ Richard Jenkins
Name:	Richard Jenkins
Title:	Interim Chief Executive Officer

Accepted and agreed:

Signature:	/s/ C. Steven Smoot
C. Steven Smoot

Date:	5/7/12

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the special payments and benefits to be provided to me pursuant to the letter agreement to which this Release of Claims is attached (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executives, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby waive, release and forever discharge AGY Holding Corp. (the “Company”) and its Affiliates and all of their respective past, present and future officers, directors, shareholders, members, managers, general and limited partners, employees, employee benefit plans, agents, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, resulting from, arising out of or connected with my employment by the Company or any of the Company’s Affiliates or the termination of that employment or the ownership or sale of any securities of the Company or KAGY Holding Company, Inc. or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time.

Excluded from the scope of this Release of Claims are any rights I have: (i) under the Agreement which become due and payable or otherwise arise after the effective date of this Release of Claims, (ii) to benefits accrued but not heretofore paid under any employee benefit plan of the Company, (iii) to indemnification under any agreement between me and the Company or pursuant to applicable law, (iv) under any directors and officers, fiduciary or similar liability insurance.

In signing this Release of Claims, I acknowledge that the Company has informed me that I may consider the terms of this Release of Claims for up to twenty-one days from the date my employment with the Company terminates before signing, but that I may not sign this Release of Claims prior to the termination of my employment with the Company; and that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims. I also acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.

I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to the Interim Chief Executive Officer of the Company and that this Release of Claims will be become binding and effective only upon the expiration (without any revocation) of such seven-day revocation period.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:	/s/ C. Steven Smoot	Date Signed	5/7/12

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